Exhibit 10.1
UDR, Inc.
1745 Shea Center Drive
Suite 200
Highlands Ranch, Colorado 80129
February 18, 2008
Mr. Warren L. Troupe, Esq.
Morrison & Foerster LLP
370 – Seventeenth Street, Suite #5200
Denver, CO 80202
Dear Warren:
This letter confirms our conditional offer of employment at UDR, Inc., in the position of SEVP and General Counsel. You will report directly to me. This letter is not intended to be an employment contract but only a description of the compensation and benefits accompanying the offer, which include:
•	Salary — $450,000, annualized, subject to annual review. Payday is every other Friday, at which time you will be paid for work through the previous Friday. Arrangements can be made for direct deposit through our Payroll Department.
•	Incentive Bonus Plan – You will be eligible to receive a discretionary cash bonus of 200% to 350% of your annual salary. This bonus will be based upon my perception of your performance together with your ability to accomplish mutually established individual and corporate goals. For 2008 we agree that your bonus will be a minimum of $1.2 million.
•	Long-term Incentive Program – You will participate in our Long-term Incentive Programs:
a.	$700,000 FFO PARS program; and,

b.	$700,000 NAV PARS program.
The final determination of awards under these programs are measured at the end of the year and are subject to 20% discretion and final approval of the Board of Directors.
•	Restricted Stock – You will be eligible to receive $4 million in restricted stock vesting over four years (e.g., 1/4 of the shares shall vest on February 2009, etc.). Price will be set based upon the closing sales prices, averaging from the last 20 trading days, approximately $21.94, as of February 12, 2008. All vesting is contingent upon you being in the employ of UDR, Inc. on the vesting dates.

Warren L. Troupe
February 18, 2008
Page Two
•	Options – On Monday, March 3, 2008, the Company will grant you an option to purchase 200,000 shares @ 26.40. The shares will vest (become exercisable) pro rata over four years from the date of grant.
•	Change of Control – In the event of a Change of Control, all of your outstanding options, restricted stock, and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by you (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable. Additionally, within the first 24 months of your employment, should a Change of Control occur, you will be paid a minimum of 2 times your 2 year average salary and incentive bonus.
•	Benefits – You will be eligible to enroll in UDR’s Medical, Dental, Life and Vision Plans two months from your start date. Information about these plans and other company benefits are contained in the Summary of Health Benefits that will be provided to you.
•	Vacation – As an officer of the Company, you will be eligible for four weeks of vacation after six months of employment.
•	401(k) Plan — After the completion of two months of service, you will be eligible to participate in the Company’s 401(k) plan. UDR, Inc. will match $.50 cents on each dollar you contribute to the 401(k) Plan, up to 6% of your pay. This means you could potentially earn an additional 3% per year of your base pay, depending on the level of your voluntary contributions and upon the Company’s meeting certain discrimination tests each year. The plan is administered by Fidelity Investments and includes a pre-tax and after-tax savings option.
This conditional offer of employment is subject to your satisfactory completion of all pre-employment procedures and requirements, including, but not limited to, you testing negative for current illegal drug use, a satisfactory identification verification, past employment data verification, and a criminal background check. We estimate that your start date will be Monday, March 3, 2008. However, all pre-employment procedures, including satisfactory drug screen and background check, must be completed before you start work with UDR, Inc. Once we receive confirmation of a successful completion of all pre-employment procedures, we will contact you to confirm your actual start date. In the event you produce a positive drug test or the background checks yield unsatisfactory results, this conditional offer will be withdrawn by UDR, Inc. In the event that you fail the drug test, you will be unemployable by UDR, Inc. for a minimum period of six months.

Warren L. Troupe
February 18, 2008
Page Three
Should you satisfy the pre-employment conditions outlined in your letter and the conditional offer is confirmed by UDR, Inc., you will be employed at-will. As an at-will employee, you may resign your employment or be released by UDR, Inc. without notice or requirement of cause. Nothing contained in this letter will create any contract between you and UDR, Inc. or affect your status as an at-will employee of UDR, Inc.
Please sign below to accept this offer and confirm your understanding that the offer is contingent upon your successful completion of UDR’s pre-employment procedures and requirements, including a drug test and criminal background check.
Warren, I look forward to not only your employment with UDR, Inc., but also you being a part of my team.
Sincerely,
/s/ Thomas W. Toomey
Thomas W. Toomey
President and Chief Executive Officer
Understood and Acknowledged by:

/s/ Warren L. Troupe
Employee

2/22/08
Date: